Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

(888) GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Advances CR011 as Potential Treatment for Metastatic Melanoma

NEW HAVEN, Conn., October 13, 2004 — CuraGen Corporation (Nasdaq: CRGN) today announced it has advanced CR011, a fully human monoclonal antibody-drug conjugate (ADC), which will be investigated as a potential treatment for metastatic melanoma, a deadly form of skin cancer. CuraGen anticipates that this promising therapeutic will enter clinical trials during the first half of 2006.

“Patients with metastatic melanoma have limited treatment options and a grave prognosis, but early results with CR011 from animal studies suggest that this ADC therapeutic may be able to shrink human melanoma tumors,” stated Timothy M. Shannon, M.D., Executive Vice President Research and Development and Chief Medical Officer at CuraGen. “We anticipate presenting this preclinical data at a scientific conference during the first half of 2005, and look forward to advancing CR011 into the clinic where we hope to observe potential response in Phase I clinical trials for patients with metastatic disease.”

CR011 is an ADC that utilizes technology licensed from Seattle Genetics to attach potent cell-killing payloads to a fully-human monoclonal antibody being developed by CuraGen that was generated by Abgenix’s technology. CR011 is designed to be stable in the bloodstream. It targets and binds to specific molecules located on the surface of cancer cells that were identified by CuraGen. The drug payload is subsequently released from the fully human monoclonal antibody once it is inside the cancer cell. Initial studies conducted with this potential therapeutic demonstrate that CR011 produces strong, reproducible effects against cancer in animal models of melanoma.

CR011 was generated using Abgenix’s Xenomouse® technology and is the second fully human monoclonal antibody that CuraGen is advancing toward clinical development. CuraGen’s first antibody selected for clinical development was CR002, for the treatment of kidney inflammation, and is expected to enter Phase I by the end of 2004. CuraGen also anticipates advancing CG53135, a protein therapeutic being investigated for the prevention of oral mucositis, into Phase II later this year, and PXD101, a promising histone deacetylase (HDAC) inhibitor for the treatment of multiple cancers, into Phase II during the first half of 2005.

About Melanoma

Melanoma is a very serious form of skin cancer that accounts for the majority of skin-cancer related deaths each year. The number of people diagnosed with melanoma worldwide is rapidly increasing with more than 53,000 new cases diagnosed annually in the U.S. While the chance of developing melanoma increases with age, it remains one of the most common cancers in young adults. This type of cancer begins in specific cells in the skin and can metastasize, or spread, throughout the body to many organ systems. No significant advances in the treatment of metastatic melanoma have occurred over the past 30 years. Patients with stage 4 metastatic melanoma have a median survival of 6 – 9 months.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen’s therapeutics are based on targets from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

SAFE HARBOR

This press release may contain forward-looking statements, including statements about our expectation to enter CR011 into clinical trials during the first half of 2006, our expectation to present preclinical data on CR011 at a scientific conference during the first half of 2005 and advance CR011 into the clinic where we hope to demonstrate its potential in Phase I clinical trials for patients with metastatic disease, our expectation to advance CR002, a fully-human monoclonal antibody for the treatment of kidney inflammation, into Phase I clinical trials by the end of 2004, our expectation to advance CG53135, a protein therapeutic being investigated for the prevention of oral mucositis, into Phase II later this year, and our expectation to advance PXD101, a promising histone deacetylase inhibitor for the treatment of multiple cancers, into Phase II clinical trials during the first half of 2005. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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